HKCMCPA

HKCMCPA Company Limited
Certified Public Accountants

Consent of Independent Registered Public Accounting Firm

To the Board of Directors
Pantop Corporation

We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-1 of Pantop Corporation, of our report dated September 23, 2014, relating to the financial statements of Pantop Corporation as of and for the period from May 6, 2014 (Inception) to June 30, 2014. We further consent to the reference to our firm under the caption "Interests of Named Experts and Counsel" in this Registration Statement.

HKCMCPA Co Ltd

HKCMCPA Company Limited
Certified Public Accountants
November 7, 2014

Hong Kong, China

Unit 602, 6/F., Hoseinee House, 69 Wyndham Street, Central, Hong Kong
Tel: (852) 2573 2296 Fax: (852) 2384 2022 http://www.hkcmcpa.us